Exhibit 99.1

For Immediate Release

Bion Environmental Technologies Unveils Groundbreaking Technology to Protect Chesapeake Bay, Water Supply

Nutrient removal will save millions in taxpayer money

Manheim, PA (July 21, 2011) Joined by local and state officials at Kreider Farms, Bion Environmental Technologies Inc. (OTC: BNET) today unveiled groundbreaking new technology that protects local streams and the Chesapeake Bay, saves taxpayer money, and creates a source of renewable energy.  Featured speakers included Pennsylvania Secretary of Agriculture George Greig, Pennsylvania Department of Environmental Protection (DEP) Executive Deputy Secretary John Hines and Pennsylvania Infrastructure Investment Authority (PENNVEST) Executive Director Dr. Paul Marchetti.

Forgoing the traditional approach of treatment at municipal wastewater and stormwater facilities, Bion’s new advanced micro-aerobic digestion technology provides on-site nutrient treatment at a livestock farm before they ever have an opportunity to flow into local streams and watersheds.  The result is a dramatic reduction in nitrogen and phosphorus from animal waste that otherwise would enter the Chesapeake Bay. When Bion’s projects at Kreider Farms are fully implemented the technology will create enough biomass to power approximately 2,700 homes.

“Bion’s groundbreaking technology has far-reaching implications beyond the Chesapeake Bay,” said company CEO Dominic Bassani. “Not only does it help protect our local aquifers and rivers, as well as produce a source of renewable energy, but reduced cleanup costs mean an incredible savings for taxpayers.  Bion’s technology addresses challenges that threaten our global water supply by addressing nutrient runoff at the local level.”

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Bion’s recently completed $7.5-million installation at Kreider Dairy Farms, a 1,200 dairy-cow operation, was funded by PENNVEST, and DEP will verify nutrient reductions. Offsets can be used by municipal wastewater and regional stormwater facilities as qualified reductions for the federal Environmental Protection Agency’s (EPA) Chesapeake Bay initiative.  The credits could also be made available for use by municipalities in other states in the Chesapeake Bay watershed area.

The Bion performance data released today is based upon independent laboratory analysis.  The analysis found the technology is already removing 85 percent of the nitrogen targets with 100 percent of the phosphorous captured for Bion’s approved nutrient-reduction plan filed with DEP.  The installation will be fully operational by Oct. 1.  For more data, please see www.biontech.com.

“Remediation for nutrients has long been unaffordable by livestock operators,” said Bion Executive Vice Chair Ed Schafer, former governor of North Dakota and secretary of the U.S. Department of Agriculture.  “The verified nutrient reductions in the watershed made possible by the Bion technology enable on-farm installations to provide an affordable solution to the Chesapeake Bay nutrient-reduction mandates committed to by Pennsylvania in its Watershed Improvement Program.”

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About Bion

Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, and greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream. For more information see www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words “expect”, “will,” “proposed” and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct

scraigscott@comcast.net